May 18, 2007

Board of Directors and Executive Officers
ProQuest Company
789 Eisenhower Parkway
Ann Arbor MI 48104

Subject: Trading Blackout for ProQuest Company Securities

Dear Board Member and/or Executive Officer:

ProQuest Company ("ProQuest") is modifying the ability of plan participants to trade ProQuest shares in the ProQuest Profit Sharing Retirement Plan (the "401(k) Plan"). As a result of this change to the 401(k) Plan, employees who held shares in the 401(k) Plan will have their shares transferred to a real time trading format as of June 13, 2007. However, during a brief period in which the transfer will occur, the 401(k) Plan participants will not be able to trade these securities. Thus, a blackout period is required for the Board of Directors and Executive Officers under Section 306 of Sarbanes Oxley.

This is to provide you with notice of a blackout period that will become effective at 4:00 pm on June 6, 2007 and runs through June 12, 2007 ("Blackout Period"). During the Blackout Period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring ProQuest common stock or other equity securities, such as stock options. This prohibition applies to all ProQuest common stock that may be allocated to your accounts under the 401(k) Plan, and you will not be able to purchase, sell, acquire, or transfer, or make any other changes to an account involving ProQuest common stock held under the 401(k) Plan. The prohibition also applies to ProQuest common stock and other equity securities that you hold outside of the 401(k) Plan if you have acquired the stock in connection with your service or employment as a director or executive officer of ProQuest or if you have a direct or indirect pecuniary interest in such stock. There are a few limited exceptions to this rule but I am not aware of any that would be applicable to our Board or Executive Officers. If any of you would like to discuss these exceptions, please call me at your convenience.

If you have any questions, please call me.

Sincerely,

/s/ Todd W. Buchardt
Todd W. Buchardt
General Counsel